Exhibit 99.1

Danielle Conley Elected a Director of
Graham Holdings Company

ARLINGTON, VA – September 15, 2022 – Graham Holdings Company (NYSE: GHC) announced today that Danielle Conley has been elected to the Board of Directors.

Ms. Conley recently concluded her service as Deputy Counsel to the President of the United States in the Office of White House Counsel where she advised the President, Vice President and other senior White House officials on domestic policy, including voting rights, policing and criminal justice reform, tech accountability, reproductive rights, and judicial nominations. She also worked closely with senior officials at the Department of Justice and agency general counsels on policy, regulatory and litigation matters related to the administration’s equity agenda.

Prior to joining the Biden administration, Ms. Conley was a partner in the Washington, D.C. office of an international law firm where she led the firm’s Anti-Discrimination practice and represented companies and educational institutions in sensitive internal and government investigations. During the Obama administration, Ms. Conley served as Associate Deputy Attorney General at the United States Department of Justice where she provided strategic counsel to senior government officials on policy issues and managed some of the Department’s most significant civil rights litigation and enforcement matters.

Chairman of the board of Graham Holdings Company, Donald E. Graham, said, “We are delighted to have Danielle join our board. Already an accomplished and highly regarded attorney with deep expertise in U.S. policy, she will bring wisdom and experience to our board for many years to come.”

Ms. Conley has been recognized for her work in the public and private sector by the National Law Journal, the Washington Business Journal, and the Diversity Journal. In 2017, Ms. Conley was recognized by Washingtonian Magazine as one of Washington DC’s “40 Under 40.” She holds a B.A. in English and African Diaspora Studies from Tulane University and a J.D. from Howard University School of Law. She and her family reside in Washington, D.C.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450